                        Exhibit 10.1

Nicholas M. Brown, Jr.
297 Smith Ridge Rd.
New Canaan, Connecticut 06840

Re: Supplemental Retirement Benefit Agreement

Dear Nick:

            Reference is made to those certain Agreements made and entered into as of April 1, 2002 by and among XL Insurance Inc., XL America Inc. (the “Company”), XL Capital Ltd (“XL”) and you relating to your employment (the “Employment Agreement”) and your supplemental retirement benefits, retiree medical benefits, and post-termination vesting and exercise (the “Supplemental Retirement Agreement”) (collectively, the “Agreements”). In relation to the Agreements, I wish to confirm the following:

1.	Attached hereto as Exhibit A is a summary of your separation payments and benefits as described in your Employment Agreement.

2.	The Company agrees that (a) for purposes of determining the starting date of your supplemental retirement benefits set forth in Section 1 of the Supplemental Retirement Agreement and the early retirement benefit reduction thereunder, the Company will treat you as though you had attained age 50 on the last day of your employment with the Company; (b) for purposes of Section 3 of the Supplemental Retirement Agreement, you will be treated as having terminated employment with the Company after attaining age 50; and (c) for purposes of Section 3 of the Supplemental Retirement Agreement as it relates to options to purchase equity securities of XL or other equity grants, your termination of employment with the Company will qualify as a retirement and you shall have such rights as provided to senior executives who qualify for retirement. Attached hereto as Exhibit B is a summary of your stock options and restricted stock as of April 1, 2004.

3.	Except as set forth above, the Supplemental Retirement Agreement will continue in full force and effect in accordance with its terms and those provisions of the Employment Agreement intended to survive your separation from employment shall do so.

            If you agree to the foregoing please execute a copy of this letter agreement and return it to Daniel J. Losito, Vice President & Associate General Counsel of XL America, Inc.

Sincerely,

XL AMERICA INC.
By	/s/ Charles F. Barr

Title	Senior Vice President & General Counsel

XL CAPITAL LTD
By	/s/ Tony Beale

Title	Senior Vice President

Agreed this 26th day of March, 2004

            /s/ Nicholas M. Brown, Jr.

Nicholas M. Brown, Jr.